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                                                                   EXHIBIT F-1.1



                              AMEREN CORPORATION
                             1901 Chouteau Avenue
                           St. Louis, Missouri 63166
                                 314-621-3222


                               November 25, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  Ameren Corporation
               Form U-1 Application-Declaration
               (File No. 70-9133)

Ladies and Gentlemen:

          I refer to the Form U-1 Application, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Ameren Corporation ("Ameren"), a Missouri corporation, Ameren Services Company ("Ameren Services"), a Missouri corporation and the companies to be Ameren's operating subsidiaries Union Electric Company ("UE"), a Missouri corporation, Central Illinois Public Service Company ("CIPS"), an Illinois corporation and Electric Energy, Inc. ("EEI"), an Illinois corporation, Union Electric Development Company ("UEDC"), a Missouri corporation and CIPSCO Investment Company ("CIPSCO Investment"), an Illinois corporation, with respect to the proposed transactions described therein ("Proposed Transactions"). Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

          The authorization requested in the Application relates to (i) external issues of common stock, debt, including credit lines, and other securities by and for Ameren; (ii) external issues of capital stock and debt securities not subject to the Rule 52 exemption, including short term debt, interest rate swaps and credit lines, by and for the Utility Subsidiaries; (iii) external issuances of capital stock, debt securities and credit lines not subject to the Rule 52 exemption by and for Non-Utility Subsidiaries; (iv) intra-system financing among Ameren and its Non-Utility Subsidiaries not subject to the Rule 52 exemption, including the ability to issue intra-system guarantees; (v) the ability of the Subsidiaries to alter their capital stock in order to engage in financing with their parent company; and (vi) the continuance and retention of existing financings.
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          I have acted as counsel for Ameren in connection with the Application and, as such counsel, I am familiar with the corporate proceedings taken by Ameren, the Utility Subsidiaries and the Non-Utility Subsidiaries in connection with the Proposed Transactions as described in the Application.

          I have examined originals, or copies certified to my satisfaction, of such corporate records of Ameren, the Utility Subsidiaries and the Non-Utility Subsidiaries, certificates of public officials, certificates of officers and representatives of such companies, and other documents as I have deemed it necessary to examine as a basis for the opinions hereinafter expressed. In such examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions I have, when relevant facts were not independently established, relied upon certificates of officers of Ameren, the Utility Subsidiaries and the Non-Utility Subsidiaries and other appropriate persons and statements contained in the Application and the exhibits thereto.

          The opinions expressed below are subject to the following further assumptions and conditions:

     a. The transactions contemplated by the Application-Declaration on Form U-1, as amended (the "Merger U-1"), filed with the Commission by Ameren (File No. 70-8945) shall have been authorized by the Commission and shall have been consummated as described therein.

     b. The Proposed Transactions shall have been duly authorized and approved to the extent required by the governing documents and applicable law state laws, by the Board of Directors of Ameren or the appropriate Subsidiary and such authorization or approval shall remain in full force and effect.

     c. The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions are consummated in accordance with the Application.

     d. Registration statements with respect to the shares of Ameren common stock to be issued in connection with the Proposed Transactions shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of securities in connection with the Proposed Transactions shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     e. With respect to those Proposed Transactions occurring after Ameren shall have become subject to registration pursuant to Section 5 of the Act and the rules of the Commission thereunder, Ameren shall have duly registered with the Commission

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          as a holding company pursuant to Section 5 of the Act and the rules of the Commission thereunder.

     f. The parties shall have obtained all consents, waivers and releases, if any, required for the Proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     g. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein.

     h. The Proposed Transactions shall have been consummated as described in the Application and under the supervision of the General Counsel of Ameren Services Company acting for Ameren and Jones, Day, Reavis & Pogue and all legal matters incident thereto shall be satisfactory to each of us.

     i. For purposes of this opinion, with respect to all matters governed by the laws of Illinois, I have relied upon the opinion of even date of Jones, Day, Reavis & Pogue, Chicago, Illinois, filed as an Exhibit to the Application; provided that I have not so relied on Jones, Day, Reavis & Pogue with respect to the due incorporation and valid existence of EEI as set forth in paragraph 2 below.

          Based upon the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event that the Proposed Transactions are consummated in accordance with the Application:

          1. All laws of the State of Missouri applicable to the Proposed Transactions will have been complied with.

          2. Each of Ameren, Ameren Services is validly organized and duly existing under the laws of the State of Missouri. EEI is validly organized and duly existing under the laws of the State of Illinois.

          3. The shares of Ameren Common Stock to be issued in connection with the Proposed Transactions will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Restated Articles of Incorporation of Ameren.

          4. The various debt instruments and guarantees to be issued by Ameren and certain of the Subsidiaries as part of the Proposed Transactions indicated above will be valid and binding obligations of Ameren and such Subsidiaries in accordance with the terms of such instruments and guarantees; and

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          5. The consummation of the Proposed Transaction will not violate the legal rights of the holders of any securities issued by Ameren, and Subsidiary or any associate company of Ameren.

          I hereby consent to the use of this opinion as an exhibit to the Application.

                              Very truly yours,



                              William E. Jaudes

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